EXHIBIT 99.1

Soligenix, Inc. Prices $5,277,000 Public Offering and

Completes Listing on Nasdaq

Princeton, NJ, December 13, 2016 – Soligenix, Inc. (Nasdaq: SNGX), a late-stage biopharmaceutical company focused on developing and commercializing products to treat rare diseases where there is an unmet medical need, announced today the pricing of an underwritten public offering of 1,670,000 shares of its common stock and warrants to purchase up to an aggregate of 2,087,500 shares of its common stock at a combined offering price of $3.16. The warrants will have an initial per share exercise price of $3.95, subject to customary adjustment in connection with stock splits, stock dividends, reclassifications, combinations and other similar events, are exercisable immediately and will expire five years from the date of issuance. The gross proceeds to Soligenix, Inc. from this offering are expected to be approximately $5,277,200, before deducting underwriting discounts and commissions and other estimated offering expenses. Soligenix, Inc. has granted the underwriters a 45-day option to purchase up to an additional 250,500 shares of common stock and/or 313,125 additional warrants to cover over-allotments, if any. The offering is expected to close on December 16, 2016, subject to customary closing conditions.

The Company’s common stock and warrants are expected to begin trading on The Nasdaq Capital Market under the symbols “SNGX” and “SNGXW,” respectively, on December 13, 2016.

Aegis Capital Corp. is acting as the sole book-running manager for the offering.

Maxim Group LLC is acting as co-manager for the offering.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission and became effective on November 22, 2016.

The offering will be made only by means of a prospectus. A copy of the prospectus relating to the offering may be obtained, when available, by contacting Aegis Capital Corp., Prospectus Department, 810 Seventh Avenue, 18th Floor, New York, NY 10019, telephone: 212-813-1010, e-mail: prospectus@aegiscap.com. Investors may also obtain these documents at no cost by visiting the SEC's website at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Soligenix, Inc.

Soligenix is a late-stage biopharmaceutical company focused on developing and commercializing products to treat rare diseases where there is an unmet medical need. Our BioTherapeutics business segment is developing SGX301 as a novel photodynamic therapy utilizing safe visible light for the treatment of cutaneous T-cell lymphoma, our first-in-class innate defense regulator (IDR) technology, dusquetide (SGX942) for the treatment of oral mucositis in head and neck cancer, and proprietary formulations of oral beclomethasone 17,21-dipropionate (BDP) for the prevention/treatment of gastrointestinal (GI) disorders characterized by severe inflammation including pediatric Crohn’s disease (SGX203) and acute radiation enteritis (SGX201).

Our Vaccines/BioDefense business segment includes active development programs for RiVax™, our ricin toxin vaccine candidate, OrbeShield®, our GI acute radiation syndrome therapeutic candidate and SGX943, our melioidosis therapeutic candidate. The development of our vaccine programs incorporates the use of our proprietary heat stabilization platform technology, known as ThermoVax®. Currently, this business segment is supported with up to $58 million in government grant and contract funding from the National Institute of Allergy and Infectious Diseases (NIAID) and the Biomedical Advanced Research and Development Authority (BARDA).

For further information regarding Soligenix, Inc., please visit the Company's website at www.soligenix.com.

This press release may contain forward-looking statements that reflect Soligenix, Inc.'s current expectations about its future results, performance, prospects and opportunities, including but not limited to, potential market sizes, patient populations and clinical trial enrollment.  Statements that are not historical facts, such as "anticipates," "estimates," "believes," "hopes," "intends," "plans," "expects," "goal," "may," "suggest," "will," "potential," or similar expressions, are forward-looking statements.  These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements.  Soligenix cannot assure you that it will be able to successfully develop, achieve regulatory approval for or commercialize products based on its technologies, particularly in light of the significant uncertainty inherent in developing therapeutics and vaccines against bioterror threats, conducting preclinical and clinical trials of therapeutics and vaccines, obtaining regulatory approvals and manufacturing therapeutics and vaccines, that product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that it will be able to successfully obtain any further funding to support product development and commercialization efforts, including grants and awards, maintain its existing grants which are subject to performance requirements, enter into any biodefense procurement contracts with the US Government or other countries, that it will be able to compete with larger and better financed competitors in the biotechnology industry, that changes in health care practice, third party reimbursement limitations and Federal and/or state health care reform initiatives will not negatively affect its business, or that the US Congress may not pass any legislation that would provide additional funding for the Project BioShield program. In addition, the offering is subject to market and other conditions, and there can be no assurance as to the estimated proceeds from the offering and the anticipated use of proceeds from the offering. These and other risk factors are described from time to time in filings with the Securities and Exchange Commission, including, but not limited to, Soligenix's reports on Forms 10-Q and 10-K.  Unless required by law, Soligenix assumes no obligation to update or revise any forward-looking statements as a result of new information or future events.

Company Contact:

Karen Krumeich

Chief Financial Officer

(609) 538-8200 | www.soligenix.com